EXHIBIT 4.2

                            [FACE OF CERTIFICATE]

                           St. Laurent Paperboard Inc.
            [Incorporated under the Canada Business Corporations Act]

Shares:_________                                Number:_____

CUSIP: 790907 10 9

This certifies that _______________________________ is the registered holder of _______________ common shares of St. Laurent Paperboard Inc.

A transfer of the shares represented by this certificate will be registered in a securities register of the Corporation upon surrender of this certificate duly endorsed by the appropriate person. This certificate is not valid until countersigned and registered by the Transfer Agent and Registrar of the Corporation.

In Witness Whereof the Corporation has caused this certificate to be signed by its duly authorized officers.


----------------------                     ----------------------
Vice President, Administration            President and Chief Executive Officer
     and Secretary

          These shares are transferable at the principal offices of Montreal Trust Company in Vancouver, Calgary, Toronto, Montreal and Halifax

                           [REVERSE OF CERTIFICATE]
The class of shares that this certificate represents has rights, privileges, restrictions and conditions attached thereto and the Corporation will furnish to a shareholder on demand and without charge a full copy of the text of the rights, priveleges, restrictions and conditions attached to each class authorized to be issued and to each series that has been fixed by the directors as well as the authority of the directors to fix the rights, privelges, restrictions and conditions of subsequent series.

For value received, the undersigned assigns and transfers unto

------------------------------------------
(Please insert social unsurance number or other identifying number of assignee)

------------------------------------------------------------------------------
(Please print name and address)

___________________________ Common Shares
(Number of shares)

of the Corporation represented by the within certificate and does hereby irrevocably constitute and appoint ________________________ Attorney to enter the transfer of the said shares in the securities register of the Corporation, with full power of substitution in the premises.

Date:


In the presence of:


Signature of Transferor:


Until the Separation Time (as defined in the Rights Agreement referred to below), this certificate also evidences and entitles the holder hereof to certain rights as set forth in a Shareholder Rights Plan Agreement, dated as of the 1st day of February, 1995 and amended and restated as of April 28, 1995, March 5, 1998 and May 7, 1998 (the "Rights Agreement"), between St. Laurent Paperboard Inc. (the "Corporation") and Montreal Trust Company, as Rights Agent, the terms of which are hereby incorporated herein by reference and a copy of which may be inspected during normal business hours at the principal executive offices of the corporation. Under certain circumstances as set forth in the Rights Agreement, such rights may be amended, terminated, may expire, may become void (if, in certain cases, they are "Beneficially Owned" by an "Acquiring Person," as such terms are defined in the Rights Agreeemnt, whether currently held by or on behalf of such person or any subsequent holder) or may be evidenced by separate certificates and may no longer be evidenced by this certificate. The Corporation will mail or arrange for the mailing of a copy of the Rights Agreement for the holder of this certificate without charge as soon as it is practicable after the receipt of a written request therefor.